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                                                                     EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                  TELYNX, INC.

                     (Pursuant to Section 242 of the General
                          Corporation Law of Delaware)

     TELYNX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that the proposed amendments be placed before the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that subsection (a) of Article IV of the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated as follows:

          "(a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion six million (1,006,000,000) shares, consisting of one billion (1,000,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), five million (5,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock") ("Class A Common Stock" and "Class B Common Stock" being herein the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The number of authorized shares of Preferred Stock or any series thereof and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote in any general election of directors voting together as a single class. The number of authorized shares of Class B Common Stock may be increased only with the affirmative vote of (i) a majority of the Class B Common Stock voting as a class and (ii) a majority of the Class A Common Stock and any other class of stock entitled to vote thereon as a class."

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          "Simultaneously with the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Date"), each two shares of Class A Common Stock of the corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one share of Class A Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an additional share of the Class A Common Stock."

          SECOND: That the stockholders of the Corporation approved the amendment at a special meeting of the stockholders held on June 1, 2001, in accordance with the applicable provisions of Section 211 of the General Corporate Law of the State of Delaware.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has signed this Certificate and affirm, under penalties of perjury that the Certificate is the act and deed of the Corporation and the facts stated herein are true.

     Date: June 4, 2001                /s/ Ali Al-Dahwa
                                       ----------------------------
                                       Ali Al-Dahwa
                                       President

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